Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of MoneyOnMobile, Inc.

We consent to the incorporation by reference in the registration statement (File Number: 333-211768) on Form S-8 of MoneyOnMobile, Inc. of our report dated July 6, 2017, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, relating to the consolidated balance sheets of MoneyOnMobile, Inc. and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended, appearing in this Annual Report on Form 10-K of MoneyOnMobile, Inc.

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.

New York, New York
July 21, 2017